Exhibit 10.3

EXECUTION COPY

SECOND AMENDMENT TO INVESTOR RIGHTS AGREEMENT

This SECOND AMENDMENT TO INVESTOR RIGHTS AGREEMENT (the “Amendment”) is entered into as of December 23, 2008 (the “Second Amendment Effective Date”), by and between HEARUSA, INC., a Delaware corporation (“Company”), and SIEMENS HEARING INSTRUMENTS, INC., a Delaware corporation (“Investor”).

Capitalized terms used herein without definition shall have the meanings given to such terms in the Investor Rights Agreement (as defined in the Recitals).

RECITALS

A.        The Company and the Investor are parties to (a) the Investor Rights Agreement dated as of December 30, 2006, as amended by that certain Second Amendment to Credit Agreement and First Amendment to Investor Rights Agreement and Supply Agreement dated as of September 24, 2007 (the “2007 Amendments”) (as amended, the “Investor Rights Agreement”) and (b) the Second Amended and Restated Credit Agreement dated as of December 30, 2006, as amended by that certain First Amendment to Credit Agreement dated as of June 27, 2007, the 2007 Amendments and the Third Amendment to Credit Agreement of near or even date herewith (as amended, the “Credit Agreement”).

B.        Pursuant to a Stock Purchase Agreement by and between the Company and the Investor of near or even date herewith (the “Purchase Agreement”), the Company and the Investor have agreed that the Investor shall purchase, and the Company shall issue, 6,400,000 shares of the Company’s $0.10 par value common stock in consideration of the cancellation of certain trade payables owed to the Investor in a face amount equal to the purchase price for such shares.

C.        A condition precedent to the Investor’s obligations under the Purchase Agreement is the execution and delivery by the Company and the Investor of this Amendment.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree, as follows:

1.	AMENDMENTS.

(a)       Section 1.1 of the Investor Rights Agreement is amended by adding the following defined terms:

“Approved Stock Plan” has the meaning specified in the Second Amended and Restated Credit Agreement by and between the Company and the Investor dated as of December 30, 2006, as subsequently amended.

“Second Amendment Effective Date” means December 23, 2008.

(b)       The definition of “Shares” in Section 1.1 of the Investor Rights Agreement is amended in its entirety to read as follows:

“Shares” means 6,400,000 shares of the Company’s Common Stock issued by the Company to the Investor pursuant to the Stock Purchase Agreement by and between the Company and the Investor dated as of December 23, 2008.

(c)       Section 2.2(a) of the Investor Rights Agreement is amended in its entirety to read as follows:

(a)       The Company will, (i) within ninety (90) days following the Second Amendment Effective Date, prepare and file with the Commission a Registration Statement on Form S-3 or, if not available, Form S-1, or any equivalent form for registration by issuers in accordance with the Securities Act, to permit the resale from time to time of the Registrable Securities under the Securities Act on a delayed or continuous basis pursuant to Rule 415 (the “Shelf Registration Statement”), (ii) use reasonable best efforts to cause the Shelf Registration Statement to be declared effective (the “Registration Effective Date”) as soon as reasonably practicable and in any event within one hundred eighty (180) days after the Second Amendment Effective Date, and (iii) use reasonable best efforts to cause the Shelf Registration Statement to remain effective until the date on which all of the Registrable Securities covered by the Shelf Registration Statement have been sold to the public pursuant to such registration statement in accordance with the intended methods of distribution thereof. The plan of distribution contemplated by the Shelf Registration Statement shall permit resales of Registrable Securities in the manner or manners designated by the Investor, including offers and sales through underwriters or agents, offers and sales directly to investors, block trades and such other methods of offer and sale as the Investor shall request. The Company shall not permit any securities other than Registrable Securities to be included in the Shelf Registration Statement.

(d)       Section 3 of the Investor Rights Agreement is amended by adding Section 3.2 in the form as follows:

3.2       Observer Rights. As long as the Investor and any “affiliate” of the Investor as such term is defined in Rule 144 own not less than 10% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities, the Company shall invite a representative of Investor to attend all meetings of its Board in a nonvoting observer capacity and shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors, at the same time and in the same manner as provided to such directors; provided, however, the Company shall not be obligated to provide material to the extent the Company reasonably determines in good faith that (i) such materials pertain to the Investor or Siemens Aktiengesellschaft, so as to create an actual or potential conflict in interest, (ii) such materials constitute attorney-client privileged documentation, (iii) such materials include information concerning pricing or terms offered by the Investor’s competitors or similar competitively sensitive information that would be inappropriate to disclose to the Investor, or (iv) such materials pertain to extraordinary transactions or other similar highly confidential information not involving the ongoing business operations of the Company that would be inappropriate to disclose to the Investor. The representative will be the person designated by the Investor from time to time. The Investor will (and will cause its representative acting as observer to) keep confidential any confidential information obtained from the Company through the representative acting as observer pursuant to the terms of this Section 3.2, unless such confidential information (a) is or becomes known to the public in general (other than as a result of a breach of this Section 3.2 by the Investor or its representative), (b) the Investor demonstrates that such confidential information was known to the Investor when disclosed, or (c) the Investor demonstrates that such confidential information was disclosed to the Investor on an unsolicited basis by a third party without a breach of any obligation of confidentiality known to the Investor such third party may have to the Company; provided, however, that the Investor and its representative may disclose confidential information (i) to the Investor’s Board of Directors and management and to managers of the business units of Siemens Aktiengesellschaft which have supervision of the Investor’s business, provided that the Investor informs them that such information is confidential and directs them to maintain the confidentiality of such information, (ii) to the Investor’s attorneys and accountants, provided that the Investor informs them that such information is confidential and directs them to maintain the confidentiality of such information, or (iii) as may otherwise be required by law, as reasonably determined by the Investor based on written advice of its counsel, in which event Investor will give the Company notice of such advice prior to the disclosure to the extent allowed by applicable law so that the Company may seek a protective order or other appropriate remedy.

(e)       Section 4.1 of the Investor Rights Agreement is amended in its entirety to read as follows:

4.1       Subsequent Offerings of Equity Securities.

(a)       Subject to applicable securities laws, from the Second Amendment Effective Date through July 1, 2010, the Investor shall have a right of first refusal to purchase all or any portion of the Equity Securities that the Company may, from time to time, propose to sell and issue, except those Equity Securities issued pursuant to an Approved Stock Plan and pursuant to derivative securities outstanding on the Second Amendment Effective Date as reflected in Section 2.2 of the Disclosure Letter (as defined in the Purchase Agreement). Notwithstanding the foregoing, this right of refusal contained in Section 4.1(a) shall be limited as may be necessary to comply with applicable shareholder approval rules of the NYSE Alternext U.S. or any other national securities exchange or national market system on which the Common Stock may be listed; provided, however, the Company shall use its best reasonable efforts to obtain shareholder approval if required to comply with such shareholder approval rules for such purchase of Equity Securities by the Investor. The term “Equity Securities” shall mean (i)

any Common Stock, preferred stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, preferred stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, preferred stock or other security or (iv) any such warrant or right.

(b)       Subject to applicable securities laws, the Investor shall have a right of first refusal to purchase all or any portion of the Equity Securities that the Company may, from time to time, propose to sell and issue in a capital raising transaction after July 1, 2010. Notwithstanding the foregoing, this right of first refusal shall be limited as may be necessary to comply with the applicable shareholder approval rules of the NYSE Alternext U.S. or any other national securities exchange or national market system on which the Common Stock may be listed such that the Company will not be required to obtain shareholder approval for such purchase of Equity Securities by the Investor.

(f)        Section 4 of the Investor Rights Agreement is amended by adding Section 4.8 in the form as follows:

4.8       Preemptive Rights.

(a)       Commencing on July 1, 2010 and continuing until the later of the date of the termination of the Credit Agreement or June 30, 2013 (the “Preemptive Rights Period”), subject to the terms and conditions of this Section 4.8 and applicable securities laws, the Investor shall have a preemptive right to purchase an amount of the Equity Securities, that the Company may, from time to time, propose to sell and issue (except those Equity Securities issued pursuant to an Approved Stock Plan and pursuant to derivative securities outstanding on the Second Amendment Effective Date as reflected in Section 2.2 of the Disclosure Letter (as defined in the Purchase Agreement)), equal to its pro rata share of the then outstanding Equity Securities. Notwithstanding the foregoing, this preemptive right shall be limited as may be necessary to comply with applicable shareholder approval rules of the NYSE Alternext U.S. or any other national securities exchange or national market system on which the Common Stock may be listed; provided, however, the Company shall use its best reasonable efforts to obtain shareholder approval if required to comply with such shareholder approval rules for such purchase of Equity Securities by the Investor.

(b)      If the Company proposes to issue any Equity Securities during the Preemptive Rights Period, it shall give the Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions thereof and referring to the Investor’s preemptive rights hereunder. The Investor shall have fifteen (15) business days from the receiving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the

Company and stating therein the quantity of Equity Securities to be purchased, provided such purchase is consistent with the limitations of Section 4.8(a).

(c)       The Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Investor’s preemptive rights applied, at a price not lower and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Investor pursuant to Section 4.8(b). If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.8(b), the Company shall not thereafter issue or sell any Equity Securities, without first complying with this Section 4.8.

(g)       Section 4 of the Investor Rights Agreement is amended by adding Section 4.9 in the form as follows:

4.9 Exercise of Rights; Certain Legal Conditions. The Investor may exercise its right to agree to buy Equity Securities from time to time pursuant to Sections 4.2, 4.5 and 4.8(b) by giving the Company notice thereof within the applicable time periods set forth in those sections. If the Investor exercises its right to agree to buy Equity Securities in a timely way pursuant to Section 4.2 with respect to 4.1(a), 4.5 or 4.8(b), as the case may be, and if the Company or the Investor is required to comply with any securities or other regulation or requirement (including, without limitation, obtaining shareholder approval, filing with the SEC, or adherence to the Hart-Scott- Rodino Act) in order for the Company to issue or sell the Equity Securities to the Investor, then the Investor’s rights under this Section 4, including with respect to the exercised right to acquire Equity Securities, shall not be diminished or prejudiced in any way by the resulting delay in completing the acquisition of Equity Securities.

(h)       Section 5.12 of the Investor Rights Agreement is amended in its entirety to read as follows:

5.12 Termination. Except to the extent otherwise contemplated by Section 4.8, this Agreement shall terminate and be of no further force or effect upon the termination of the Credit Agreement, except that the provisions of Sections 2 and 5 shall continue in effect until the later of one hundred eighty (180) days after the termination of the Credit Agreement or the date on which the Investor no longer owns at least 50,000 of the Shares (adjusted for stock splits and dividends, reverse stock splits and similar recapitalizations).

2.         REPRESENTATIONS AND WARRANTIES. As a material inducement to Investor to execute and deliver this Amendment, the Company hereby represents and warrants to Investor (with the knowledge and intent that Investor is relying upon the same in entering into this Amendment) as follows:

(a)       The Company has the right and power, and has taken all necessary action to authorize it to execute, deliver, and perform this Amendment in accordance with its terms and to consummate the transaction contemplated hereby.

(b)       This Amendment has been duly executed and delivered by a duly authorized officer of the Company, and is a legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms.

(c)       The execution, delivery and performance of this Amendment in accordance with its terms, do not and will not, by the passage of time, the giving of notice, or otherwise: (i) conflict with, result in a breach of, or constitute a default under the articles of incorporation or the bylaws of the Company, or any indenture, material agreement or other instrument to which the Company is a party or by which it or any of its respective properties may be bound; or (ii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned by the Company.

3.	MISCELLANEOUS.

(a)       Effect of Amendment. The Investor Rights Agreement shall remain unchanged and in full force and effect except as provided in this Amendment, and is hereby ratified and confirmed. On and after the Amendment Effective Date, all references to the “Investor Rights Agreement” or the “Agreement” shall be to the Investor Rights Agreement, as herein amended. Except as provided herein, the execution, delivery, and effectiveness of this Amendment shall not operate as a waiver of any rights of the Investor under the Investor Rights Agreement, nor constitute a waiver under the Investor Rights Agreement.

(b)       Amendment Effective Date. This Amendment, shall be effective as of the Second Amendment Effective Date.

(c)       Reference to Miscellaneous Provisions. This Amendment and the other documents delivered pursuant to this Amendment are part of the Loan Documents referred to in the Credit Agreement, and the provisions relating to Loan Documents set forth in Article VIII of the Credit Agreement are incorporated herein by reference the same as if set forth herein verbatim.

(d)       Costs and Expenses. Each party hereto shall pay its own expenses in connection with the preparation, negotiation, execution, and delivery of this Amendment.

(e)       Counterparts. This Amendment may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes, and all of which constitute, collectively, one agreement. It is not necessary that all parties execute the same counterpart so long as identical counterparts are executed by the Company and Investor.

(f)        Parties. This Amendment is binding on and inures to the benefit of the Company, Investor, and their respective successors and assigns.

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment in multiple counterparts as of the Second Amendment Effective Date.

HEARUSA, INC., as the Debtor

By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: Chairman and CEO

SIEMENS HEARING INSTRUMENTS, INC., as Secured Party

By:	/s/ Christi Pedra
Name: Christi Pedra
Title: Chief Executive Officer

By:	/s/ Nicolau Gaeta
Name: Nicolau Gaeta
Title: Chief Financial Officer

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SIGNATURE PAGE TO SECOND AMENDMENT TO

INVESTOR RIGHTS AGREEMENT